USA COMPRESSION GP, LLC
SECOND AMENDED AND RESTATED
OUTSIDE DIRECTOR COMPENSATION POLICY
Members of the Board of Directors (the “Board”) of USA Compression GP, LLC (the “General Partner”) who are not direct or indirect employees of USA Compression GP, LLC or any affiliate or subsidiary of the General Partner or USA Compression Partners, LP (the “Partnership”) (“Outside Directors”) shall be entitled to compensation for their services as a director in accordance with this Amended and Restated Outside Director Compensation Policy (“Policy”). Notwithstanding the foregoing, directors who are appointed to the Board pursuant to a contractual board representation agreement shall not be included in the definition of “Outside Director” pursuant to this Policy. For purposes of clarity, as of the effective date of this Policy, any director who is appointed pursuant to that certain Board Representation Agreement by and between the Partnership, the General Partner, Energy Transfer Equity, L.P., a Delaware limited partnership, and EIG Veteran Equity Aggregator, L.P. effective April 2, 2018 shall not receive compensation pursuant to this Policy.
1.Annual Retainer. Each Outside Director shall be entitled to an annual retainer, in the amount of, $100,000 per calendar year, payable quarterly in arrears.
2.Committees. Each Outside Director serving on the following committees of the Board shall be entitled to an annual retainer in the amount set forth below, payable quarterly in arrears:

Audit Committee	Chairman - $25,000 Members - $15,000
Compensation Committee	Chairman - $15,000 Members - $7,500

3.Special or Conflicts Committee Engagements. Each Outside Director serving on a Special or Conflicts Committee of the Board shall be entitled to additional compensation in the amount of a fixed sum for each matter referred to such committee. Such sum shall be determined by the Board at the time of each such engagement, payable at the end of the quarter in which each such engagement is concluded, regardless of the number of meetings.
4.Phantom Units.
a)    Each Outside Director who is elected or appointed to the Board for the first time after the date of the adoption of this Policy shall automatically on the date of his or her election or appointment be granted an initial award of 2,500 Phantom Units under the USA Compression Partners, LP 2013 Long-Term Incentive Plan, as may be amended and/or restated from time to time, or such other approved long-term incentive plan, as applicable (the “LTIP”). Each Award shall be subject to a Restricted Period of five (5) years with 60% of the Award vesting on the third

December 5th following the date of the Award and remaining 40% on the fifth December 5th following the date of the Award, provided that all unvested Awards shall fully vest upon the occurrence of: (i) the death or Disability of the Outside Director; or (ii) a Change of Control of the Company as that term is defined from time to time under the LTIP. Unless otherwise defined herein, all capitalized terms used in this paragraph shall have the meaning ascribed to such terms in the LTIP.

b)    Automatically on the first business day of each calendar year, each Outside Director shall be entitled to an Award under the Plan of such number of Phantom Units equal to $100,000 using the same grant date valuation as is used for annual long-term incentive awards made to the Partnership’s officers, including the named executive officers, through the annual modified total unitholder return analysis. Each Award shall be subject to a Restricted Period of five (5) years with 60% of the Award vesting on the third December 5th following the date of the Award and remaining 40% on the fifth December 5th following the date of the Award, provided that all unvested Awards shall fully vest upon the occurrence of: (i) the death or Disability of the Outside Director; or (ii) a Change of Control of the Company as that term is defined from time to time under the LTIP. Each Award includes the right to receive payment of an equivalent dollar amount of cash distributions per common unit on all unvested Phantom Units, until such Phantom Units vest or become forfeited, with each such payment to be made as soon as reasonably practical following each quarterly distribution payment date with respect to the Partnership’s common units. Unless otherwise defined herein, all capitalized terms used in this paragraph shall have the meaning ascribed to such terms in the LTIP.